EXHIBIT 99.3

FORM OF NOMINEE AGREEMENT

1.       This Nomination Agreement (the “Agreement”) is by and between Caligan Partners, LP (“Caligan,” “we” or “us”) and [NOMINEE] (“you”).

2.       You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of a Caligan affiliate (the “Nominating Party”), which nominees shall stand for election as directors of Anika Therapeutics, Inc. (the “Corporation”) in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted in respect of the 2024 annual meeting of stockholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”) or appointment or election by other means. You further agree to serve as a director of the Corporation if so elected or appointed. Caligan also agrees on behalf of the Nominating Party to pay you, in consideration of being nominated, (i) upon the execution of this Agreement, a one-time fee of $50,000, and (ii) within five (5) business days of the Nominating Party formally submitting you for nomination to the Corporation pursuant to a nomination notice, a one-time fee of $50,000 ((i) and (ii) each a “Fee”), provided that you agree that an amount equal to the estimated after-tax proceeds of the sum of both Fees (assuming a combined federal, state and city tax rate of 45%, rounded to the nearest whole dollar) will be invested in the common stock of the Corporation (the “Shares”) within five (5) business days of receipt of the second Fee (or such longer period as may be required to comply with any legal or regulatory requirements or policies of the Board of Directors of the Corporation (the “Board”)). You agree to hold any Shares purchased by you in accordance with this paragraph until at least the later of (A) the termination of this Agreement, and (B) if you are elected or appointed to the Board, the earlier of (i) the first date as of which you are no longer a director of the Corporation and (ii) the date of the consummation of any merger or sale of the Corporation which has been approved if applicable by the Board and the holders of the requisite number of Shares.

3.       Caligan agrees on behalf of the Nominating Party that, so long as you actually serve on the Slate, Caligan will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of the Corporation on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, Caligan is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Corporation, if you are elected. Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes bad faith, gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire (as defined below) or otherwise in connection with the Proxy Solicitation. You shall promptly notify Caligan in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, Caligan shall promptly assume control of the defense of such claim with counsel chosen by Caligan. Caligan shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, Caligan may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of Caligan in this Agreement in a court of competent jurisdiction, or to recover damages for breach of this Agreement, Caligan will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

4.       You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of the Corporation if such nominee later changes his or her mind and determines not to serve on the Slate or, if elected, as a director of the Corporation. Accordingly, Caligan is relying upon your agreement to serve on the Slate and, if elected, as a director of the Corporation. In that regard, you will be supplied with a questionnaire in a form provided previously by the Corporation to Caligan (the “Questionnaire”) in which you will provide the information necessary for the Nominating Party to make appropriate disclosure to the Corporation and to use in creating the proxy solicitation materials to be sent to stockholders of the Corporation and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

5.       You agree that (i) you will promptly complete, sign and return the Questionnaire, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information related to the Proxy Solicitation as may be reasonably requested by Caligan. In addition, you agree that you will execute and return a separate instrument confirming that you consent to being nominated for election as a director of the Corporation and, if elected, consent to serving as a director of the Corporation. Upon being notified that you have been chosen, we and the Nominating Party may forward your consent and completed Questionnaire (or summaries thereof), to the Corporation, and we and the Nominating Party may at any time, in our and their discretion, disclose the information contained therein, as well as the existence and contents of this Agreement. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith.

6.       You further agree that (i) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (ii) you will not issue, publish or otherwise make any public statement or any other form of public communication relating to the Corporation or the Proxy Solicitation without the prior approval of Caligan; and (iii) you will not agree to serve, or agree to be nominated to stand for election by the Corporation or any other stockholder of the Corporation (other than Caligan and its affiliates), as a director of the Corporation without the prior approval of Caligan.

7.       In addition to the purchase of Shares provided in paragraph 2 above, you or your affiliates may invest in securities of the Corporation. With respect to any such purchases during the term of this Agreement, (i) you agree to consult with Caligan regarding such purchases and provide necessary information following such purchases so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) Caligan or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto at no cost to you. With respect to any purchases made pursuant to this paragraph you agree not to dispose of any such securities prior to the termination of this Agreement without the prior consent of Caligan.

8.       Each of us recognizes that should you be elected or appointed to the Board all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Corporation and to the stockholders of the Corporation and, as a result, that there is, and can be, no agreement between you and Caligan that governs the decisions which you will make as a director of the Corporation.

9.       This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting, (ii) your election or appointment to the Board, (iii) the termination of the Proxy Solicitation or (iv) our election to not include you as part of the Slate, provided, however, that the second and third, your confidentiality obligations in the sixth, and the eighth, tenth and eleventh paragraphs of this Agreement shall survive such termination.

10.       This Agreement sets forth the entire agreement between Caligan and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by Caligan and you.

11.       This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. The parties agree to the exclusive jurisdiction of the state and federal courts of New York, New York, and waive, and agree not to plead or to make, any claim that any action or proceeding brought in the state and federal courts of New York, New York has been brought in an improper or inconvenient forum.

[Signature Page Follows]

Agreed to as of the date both parties have signed:

CALIGAN PARTNERS LP

By:
Name:	David Johnson
Title:	Managing Partner

NOMINEE:

Name
Date: